SERVICE AGREEMENT

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THIS AGREEMENT is made on 8th March, 2005

B E T W E E N:-

(1)	BRITISH AIRWAYS PLC (registered in England No. 01777777) whose registered office is at Waterside, Harmondsworth, Middlesex, UB7 0GB (the “Company”) and

(2)	William Walsh of 1 Willowbrook, Donabate, Co Dublin, Republic of Ireland (the “Executive”)

WHEREBY IT IS AGREED as follows:-

1.	Definitions

In this Agreement:

“Associated Company”

means a company which is from time to time a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company or which is an associate of the Company within the meaning of Section 435 of the Insolvency Act 1986;

	“Board”	means the Board of Directors from time to time of the Company;

“Employment Guide”

means the Company’s regulations from time to time in force as modified and supplemented by notifications embodying provisions applicable to senior management employees, as prescribed by, or under the authority of, the Board in relation to the employment and activities of employees of the Company and as applicable to the Executive’s employment;

“Industrial Property”

includes inventions, designs, processes, formulae, notations, improvements, know-how, goodwill, reputation, moulds, get-up, trade names and marks, logos, devices, plans, models, literary, dramatic, musical and artistic works as defined by the Copyright Designs and Patents Act 1988 of the kind which relate directly or indirectly to the business of the Company or any Associated Company or which may in the opinion of the Company be capable of being used or

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adapted for use therein or in connection therewith;

“Industrial Property Rights”

includes patents, design rights, trade mark rights (whether registered or unregistered), copyrights, and all other forms of industrial or intellectual property (in each case in any part of the world and whether or not registered or registerable and to the fullest extent and for the full period and all extensions and renewals thereof) and all applications for registrations thereof, and all rights and interests thereto and therein;

“Key Person”	means a person who was at the date of termination of this Agreement:

	(i)	employed or engaged as an employee, director or consultant of the Company or any Relevant Associated Company; and

	(ii)	a person with whom the Executive had contact during his employment; and

	(iii)	employed in the capacity of Manager or in a more senior capacity;

“Prospective Customer”

any person, firm or company who has been engaged in negotiations with the Company or Relevant Associated Company with a view to purchasing or contracting in relation to Services or Goods supplied by the Company or Relevant Associated Company in the period of 12 months prior to the Restriction Date being a person, firm or company with whom the Executive personally dealt on behalf of the Company or any Relevant Associated Company during the said period of 12 months;

“Relevant Associated Company”	means an Associated Company to which the Executive has rendered substantial services in the period of 12 months immediately prior to the Restriction Date;

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“Restricted Business”

means that part or parts of an airline operation or travel business which competes or compete with that part or parts of the business of the Company or any Relevant Associated Company with which the Executive was substantially involved or concerned or for which the Executive was responsible during the 12 months period prior to the Restriction Date. Where such involvement, concern or responsibility was limited wholly or principally to certain air routes or a certain geographical area or areas the Restricted Business shall only comprise that part of parts of an airline operation or travel business which relates or relate to such air routes or such geographical area or areas;

“Restricted Customer”

means any person, firm or company who at any time during the period of 12 months immediately prior to the Restriction Date was a customer or client of, or in the habit of dealing with, the Company or any Relevant Associated Company being a person, firm or company with whom the Executive personally dealt on behalf of the Company or any Relevant Associated Company during the said period of 12 months or for whose account the Executive had overall responsibility;

“Restricted Supplier”

means any person, firm or company who at any time during the period of 12 months immediately prior to the Restriction Date was a supplier of the Company or any Relevant Associated Company being a person, firm or company with whom the Executive personally dealt on behalf of the Company or any Relevant Associated Company or for whose account the Executive had overall responsibility during the said period of 12 months;

“Restriction Date”

means the earlier of (a) the date on which the Executive’s employment with the Company terminates or (b) the date the Executive was suspended pursuant to Clause 3(d) during any period of notice or otherwise immediately preceding the termination of his employment;

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and

“Services or Goods”

means any services or goods of a kind supplied by the Company or any Relevant Associated Company in the period of 12 months immediately prior to the Termination Date and with the supply of which the Executive was concerned during the said 12 months period.

2.	Term of Appointment

(a)

The Company shall employ the Executive and the Executive shall serve the Company initially as Chief Executive Designate. Subject to the Executive remaining in employment and not having given or received notice to terminate his employment under this Agreement, on or before 30 September, 2005, the Executive shall be appointed Chief Executive.

	(b)	The Executive’s role and duties as Chief Executive are described in the First Schedule which may be varied from time to time by the Board.

(c)

The Executive’s employment with the Company under this Agreement is effective from [3 May, 2005] until terminated by either party giving the other not less than one year’s written notice, provided that neither the Company nor the Executive shall serve notice of termination to expire earlier than the second anniversary of the date of commencement of the Executive’s employment. The provisions of this sub-clause do not affect the provisions of Clause 17 of this Agreement.

	(d)	The Executive warrants that

(i) by entering into this Agreement and performing his duties hereunder, he will not be in breach of any existing contractual or other legal obligation owed to any third party; and

(ii)

he will eligible for and able to obtain all necessary security clearances for the purposes of performing his duties under this Agreement and that, except for other directorships held, no details will need to be disclosed to the UK Listing Authority on his appointment.

(e)

The Company may, in its absolute discretion, lawfully terminate the employment of the Executive at any time by paying to the Executive a sum equal to his basic salary for the period this Agreement would otherwise continue.

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3.	Powers and Duties

(a)

The Executive shall exercise such powers and perform such duties (not being duties inappropriate to his senior status) in relation to the business of the Company or any Associated Company as may from time to time be vested in or assigned to him by the Company.

	(b)	The Executive shall comply with all reasonable directions from, and all regulations of, the Company.

(c)

The Executive, who shall work such hours as may reasonably be required for the proper performance of his duties (including hours outside of normal business hours or at weekends or during public holidays), shall devote the whole of his time, attention and abilities during those hours to carrying out his duties in a proper, loyal and efficient manner.

(d)

The Company shall be under no obligation to vest in or assign to the Executive any powers or duties or to provide any work for the Executive, and the Company may at its sole discretion and without giving any reason, at any time or from time to time during any period of notice as specified in sub-clause (c) of clause 2 of this Agreement, or in circumstances in which it reasonably believes that the Executive is guilty of misconduct or in breach of this Agreement in order that the circumstances giving rise to that belief may be investigated, require the Executive:

		(i)	not to attend his place of work or any other premises of the Company or any Associated Company during such period;

		(ii)	to resign forthwith from any offices he may hold in the Company or in any Associated Company;

		(iii)	not to carry out his duties and responsibilities hereunder during such period;

		(iv)	to return to the Company all documents and other materials belonging to the Company or any Associated Company;

PROVIDED THAT the Company shall continue to pay to or provide for the Executive his basic salary and contractual benefits to which he is entitled under this Agreement for such period. During any period of suspension the Executive will continue to be bound by the provisions of this Agreement and must continue at all times to conduct himself with good faith towards the Company and the Associated Companies and must not do anything that is harmful to its or their businesses.

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4.	Place of Work and Travel

(a)

The Executive shall serve the Company or, as the case may be, any Associated Company, at such place or places within the United Kingdom or outside the United Kingdom as the Company may from time to time require.

(b) The Executive shall travel to such places as the Company may from time to time require.

(c)

The Company shall reimburse the Executive’s reasonable expenses incurred in moving his family and home to the United Kingdom and accommodating his family in the United Kingdom during the first six months of his employment.

5.	Salary

(a)

The Executive shall be paid for his services during his employment, in equal monthly instalments in arrears a basic salary at the rate of £600,000 per annum (inclusive of any directors’ fees payable to him under the Company’s Articles of Association and of any Associated Company) or at such higher rate or rates as the Board may from time to time determine and notify to the Executive in writing.

(b)

The Executive will be eligible to participate each year in such discretionary bonus scheme and long term incentive schemes (if any) as are adopted by or under the authority of the Board for that year in relation to the most senior level of employees of the Company designated as “senior management” PROVIDED THAT the Company shall be under no obligation to adopt any such bonus or long term incentive schemes.

(c)

The Executive’s salary shall be reviewed by the Company on an annual basis and the Company may in its sole discretion increase, but not reduce, such salary but without being under any obligation to do so.

(d)

The Executive shall not be entitled to any other salary or fees as an ordinary or executive director or employee of the Company or any Associated Company and the Executive shall, as the Company may direct, either waive his right to any such salary or fees or account for the same to the Company.

(e) The Company shall be entitled to deduct from the Executive’s salary all sums from time to time owed by the Executive to the Company or any Associated Company.

6.	Pensions

The Executive shall be eligible for membership of the British Airways Retirement Plan (the “Plan”) subject to the Trust Deed and Rules of such scheme as from time to time in force. If the Executive joins the Plan the Company will pay employer contributions on

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his behalf at the senior management rate (currently 12% of pensionable pay) subject to the Executive contributing at the applicable employee rate (currently 6% of pensionable pay but subject to any applicable statutory limits). The Executive hereby authorises the Company to deduct such contributions from his salary while he is a member of the Plan.

7.	Car

	(a)	The Company shall provide the Executive with a motor car suitable for a person of his status together with the services of a driver.

	(b)	The Company shall bear the cost of or reimburse the Executive in respect of petrol, lubricants and necessary maintenance for such car.

(c)

The Executive shall take good care of the car, ensure that the provisions of any regulations laid down by the Company from time to time as to the use of motor vehicles and of any policy of insurance are observed and procure the return the car to the Company’s registered office immediately upon the termination of his employment.

8.	Other Benefits

The Executive shall be entitled to all perquisites and benefits from time to time enjoyed by executive members of the Board. The Company reserves the right to, and may in its absolute discretion, vary the terms on which such benefits are provided from time to time.

9.	Expenses

(a)

The Company shall reimburse to the Executive all reasonable travelling, subsistence, hotel, entertainment and other out-of-pocket expenses properly incurred by the Executive in the performance of his duties.

	(b)	Any expense allowance paid by the Company to the Executive shall be set against the expenses reimbursable under sub-clause (a) above.

10.	Holidays

(a)

In addition to bank and other public holidays the Executive shall be entitled in every holiday year, being the period from 1st April in one year to the next following 31st March, to 26 working days’ paid holiday to be taken at such time or times as may be approved by the Company PROVIDED THAT to the extent that any holiday entitlement is not taken in the holiday year of entitlement the same shall be lost unless the Executive has been prevented from taking leave during the holiday year owing to the requirements of the Company.

	(b)	In the first holiday year of his employment under this Agreement, the Executive shall be entitled to a pro rata holiday entitlement of 2 and 1/16th days holiday

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per completed month, to be taken during that year at such time or times as may be approved by the Company.

(c)

On the termination of his employment under this Agreement the Executive shall be entitled to pay in lieu of outstanding holiday entitlement or be required to repay the Company any pay received for holiday taken in excess of his actual entitlement.

11.	Industrial Property Rights

(a)

The Executive acknowledges that all Industrial Property produced, invented or discovered by him at any time during his employment with the Company or any Associated Company (whether before or after the date hereof) shall belong to and vest in the Company or, if appropriate, the relevant Associated Company absolutely to the fullest extent permitted by law.

(b)

The Executive undertakes, during his employment and thereafter, to execute all such documents and give all such assistance as, in the opinion of the Company, may be necessary or desirable to protect, register, maintain or vest any such Industrial Property or any Industrial Property Rights therein, subsisting in any part of the world, in the Company or any Associated Company absolutely.

(c)

The Executive hereby assigns to the Company or, if appropriate, the relevant Associated Company by way of present assignment of future copyright all copyright in all Industrial Property produced or originated by him during his employment.

12.	Confidential Information etc.

(a)

The Executive shall not, either during his employment or thereafter, use to the detriment or prejudice of the Company or any Associated Company or, except in the proper course of his duties, disclose, divulge or publish to any person or negligently cause any unauthorised disclosure of any secret or any confidential information (“Confidential Information”) which may have come to his knowledge during his employment concerning the business, affairs, products or services of:

	(i)	the Company or any Associated Company or of any of their predecessors in business; or

	(ii)	of any third party to whom the Company is under an obligation of confidence such as suppliers, agents, distributors, employees or customers.

(b)	For the avoidance of doubt and without prejudice to the generality of this clause 12, Confidential Information which must be kept secret includes, without limitation:

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	(i)	trade secrets, know-how, inventions, designs, processes, formulae, notations, improvements and financial information;

	(ii)	unpublished price sensitive information relating to securities listed on a Stock Exchange;

	(iii)	lists of customers or agents and details of contracts with customers or agents;

	(iv)	business strategies including those relating to pricing and marketing;

	(v)	lists of suppliers and details of contracts with suppliers;

	(vi)	information supplied in confidence by third parties;

	(vii)	technical information relating to the operation of the business; and

	(viii)	information on senior employees of the Company and general management performance and succession issues.

(c)	The Executive shall use his best endeavours to prevent the publication or disclosure of any Confidential Information.

(d)

The Executive shall, at the request of the Company, enter into an agreement or undertaking with such third parties referred to in sub-clause 12(a)(ii) on substantially the same terms as this clause 12.

(e)	This clause 12 shall not apply to information or knowledge which might come into the public domain other than in consequence of the Executive’s default.

13.	Competition

The Executive shall not during his employment, without the prior written consent of the Company either alone or jointly with or on behalf of others and whether directly or indirectly and whether as principal, partner, agent, shareholder, director, employee or otherwise:

	(a)	engage in, undertake or be employed, interested or concerned in any trade, profession, company, firm or business other than the Company or any Associated Company; or

	(b)	hold any office in any company or body, other than the Company or any Associated Company, whether incorporated or unincorporated; or

	(c)	engage in any other activity which, the opinion of the Company, may interfere, conflict or compete with the proper performance of his duties,

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PROVIDED THAT nothing in this clause 13 shall preclude the Executive from holding or acquiring directly or indirectly not more than 1% in nominal value of the issued shares or other securities of any class of any other company which is listed or dealt on any recognised stock exchange by way of bona fide investment only, unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company.

14.	Post-termination Restrictions

(a)

After the termination of his employment hereunder the Executive shall not either alone or jointly with or on behalf of any other person, directly or indirectly, as principal, partner, agent, shareholder, director, employee, consultant or otherwise howsoever:

(i)

at any time during the period of six months immediately following the Restriction Date in competition with the Company or any Relevant Associated Company carry on or assist with or be concerned or interested in the carrying on of a Restricted Business;

(ii)

at any time during the period of six months immediately following the Restriction Date, in competition with that part or parts of the Company or any Relevant Associated Company with which the Executive was materially involved, concerned or responsible within a 12 month period prior to the Restriction Date, supply (or procure or assist the supply of) any Services or Goods to any Restricted Customer or any Prospective Customer;

(iii)

at any time during the period of 12 months immediately following the Restriction Date, in competition with that part or parts of the Company or any Relevant Associated Company with which the Executive was materially involved, concerned or responsible within a 12 month period prior to the Restriction Date:

			(A)	canvass or solicit or endeavour to canvass or solicit the custom of; or

			(B)	procure or assist the canvassing or soliciting or the custom of; or

			(C)	have any other business dealings with,

any Restricted Customer or any Prospective Customer in respect of any Services or Goods;

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	(iv)	at any time during the period of 12 months immediately following the Restriction Date, in competition with the Company or any Relevant Associated Company:

		(A)	offer employment to, employ or offer or conclude any contract for services with, or solicit or endeavour to solicit the employment or engagement of; or

		(B)	procure or assist any third party so to offer, employ, engage or solicit,

any Key Person (whether or not such person would commit any breach of his or her contract with the Company or any Relevant Associated Company) unless such Key Person had ceased to be employed or engaged by the Company or any Relevant Associated Company (as the case may be);

(v)

at any time following the Restriction Date interfere or seek to interfere with the continuance of supplies to the Company or any Relevant Associated Company by any Restricted Supplier who has supplied Goods or Services to the Company or any Relevant Associated Company at any time during the period of 12 months immediately prior to the Restriction Date or do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Company or any Relevant Associated Company any rights of purchase, sale or agency then enjoyed by it.

(b)

Each of the obligations on the Executive in the above provisions of this clause 14 constitutes an entirely separate and independent restriction on the Executive notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.

(c)

While the restrictions imposed in this clause 14 are considered by the parties to be reasonable in all the circumstances, it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s or any Relevant Associated Company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner, then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

(d)

The Executive hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Relevant Associated Company whereby he will accept restrictions corresponding to the restrictions herein contained or such of them as are appropriate in the circumstances.

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(e)

This clause 14 shall not preclude the Executive from holding, acquiring directly or indirectly, or being otherwise interested in not more than 1% in nominal value of the issued shares or other securities of any class of any other company which are listed or dealt on any recognised stock exchange by way of bona fide investment only, unless the Company shall require him not to do so in any particular case on the ground that such other company is or may be carrying on a business competing or tending to compete with the business of the Company or any Associated Company.

15.	Compliance with Company and other regulations

The Executive shall comply with any Company regulations in force from time to time in relation to dealing in securities and with all rules of law (including the Criminal Justice Act 1993) and any relevant regulations of the United Kingdom Listing Authority, the Securities and Exchange Commission and the London and New York Stock Exchanges relating to dealings in shares, debentures and other securities. In relation to overseas dealing the Executive shall also comply with all laws of the territory and all regulations of the stock exchange, market or dealing system in which such dealings take place.

16.	Sickness

(a)

Provided that the Executive, if requested, produces medical certificates satisfactory to the Company, if the Executive is absent from work due to sickness, accident or other incapacitating cause the basic salary and contractual benefits payable to the Executive under this Agreement shall be paid for a period of six months and shall thereafter cease to be payable unless the Company decides in its absolute discretion to continue to pay them.

(b)

Such remuneration shall include any sums the Company is obliged to pay to the Executive pursuant to the Social Security Contributions and Benefits Act 1992 (Statutory Sick Pay). The Company may reduce remuneration during incapacity by an amount equal to the benefit (excluding any lump sum benefit) which the Executive would be entitled to claim:

(i) during such incapacity under the then current Social Security Acts (whether or not such benefit is claimed by the Executive); or

(ii) under any scheme of which by virtue of his employment the Executive is a non-contributory member.

17.	Termination of Employment

(a) The Company may by notice terminate the Executive’s employment under this Agreement with immediate effect if the Executive:

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	(i)	is incapacitated from any cause whatsoever from efficiently performing his duties hereunder for 130 working days in aggregate in any period of twelve consecutive months; or

	(ii)	has an order under Section 252 of the Insolvency Act 1986 made in respect of him or if an interim receiver of his property is appointed under Section 286 of that Act; or

	(iii)	makes any arrangement or composition with or for the benefit of his creditors; or

(iv)

is prohibited or disqualified by law from holding an office which he holds in the Company or any Associated Company or resigns from any such office without the prior written consent of a member of the Board; or

	(v)	is guilty of misconduct or commits any serious or persistent breach of any of his obligations to the Company or any Associated Company (whether under this Agreement or otherwise); or

	(vi)	refuses or neglects to comply with any lawful orders or directions given to him by the Company; or

	(vii)	materially and consistently fails, in the opinion of the Board, to perform his duties to a reasonable standard; or

	(viii)	commits any act of dishonesty whether relating to the Company, any Associated Company, any of its or their employees or otherwise; or

	(ix)	is guilty of any conduct which brings or might bring him or the Company or any Associated Company into disrepute; or

(x)

is convicted of any criminal offence (excluding any offence under the road traffic legislation in the United Kingdom or elsewhere for which he is not sentenced to any term of imprisonment whether immediate or suspended); or

	(xi)	has been offered but has refused to agree to the transfer of this Agreement by way of novation to a person, firm or company which has acquired the undertaking or part of undertaking of the Company.

The Executive shall have no claim against the Company by reason of such termination.

(b)	Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

(c)	This Agreement shall automatically terminate, if not terminated earlier, at the end of the month in which the Executive reaches the age of 65 years.

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(d)

On the termination of the Executive’s employment for whatever reason the Executive shall immediately tender his resignation, without claim for compensation, from all offices he holds in the Company and in any Associated Company and from all other appointments or offices which he holds as nominee or representative of the Company or any Associated Company.

(e)

In the event of the Executive’s failure to tender his resignation in accordance with sub-clause 17(d) of this Agreement, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignations.

	(f)	After termination of the Executive’s employment he shall not at any time thereafter:

		(i)	represent himself as being in any way connected with or interested in the business of or employed by the Company or any Associated Company; or

		(ii)	use for trade or other purposes the name of the Company or any Associated Company or any name capable of confusion with such name.

(g)

The termination of the Executive’s employment for whatever reason shall not affect those terms of this Agreement which are expressed to have effect thereafter and shall be without prejudice to any accrued rights or remedies of the parties.

18.	Return of Property

The Executive shall whenever requested by the Company and in any event upon the termination of his employment, for whatever reason, promptly deliver up to the Company all keys, credit cards, books and materials (and copies thereof) and other property of, or relating to, the Company or any Associated Company (including, without limitation, lists of clients or customers, correspondence, notes and memoranda of any trade secrets or confidential information and all other documents, papers and records which may have been prepared by him or have come into his possession, custody or control in the course of his employment) in his possession. Title and copyright in any such property shall vest in the Company.

19.	Miscellaneous Matters

	(a)	For the purpose of the Employment Rights Act 1996 the Executive’s continuous period of employment began on the date specified in Clause 2(c) of this Agreement.

(b)

There are no disciplinary rules in force in relation to the Executive who is expected at all times to conduct himself in a manner consistent with his senior status. The Company intends that it shall follow at least the statutory minimum dispute resolution procedures as set out in the Employment Act 2002 in any decision to discipline or dismiss the Executive. However, such procedures do not form a term of this Agreement, the Company reserves the right not to follow

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such procedures and the Executive shall have no claim as a result of the terms of this Agreement by reason only of the Company’s failure to follow such procedures. If the Executive is dissatisfied with any disciplinary decision or decision to dismiss him or has a grievance relating to his employment, he should first apply in person to the Chairman of the Company. If the matter is not then settled the Executive should write to the Board setting out full details of the matter. The decision of the Board on such matter shall be final.

(c) There are no collective agreements which directly affect the terms and conditions set out in this Agreement.

20.	Notices

Any notice may be given personally to the Executive or to the Secretary of the Company (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to the Executive either at his address given above or at his last known address. Any such notice sent by post shall be deemed served forty-eight hours after it is posted and in proving such service it shall be sufficient to prove that the notice was properly addressed and put in the post.

21.	Other Agreements

This Agreement supersedes any previous agreement between the parties and the Executive acknowledges and warrants that:

(a)

there are no agreements or arrangements whether written, oral or implied between the Company or any Associated Company and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement; and

(b) he is not entering into this Agreement in reliance on any representation, warranty or undertaking not expressly set out or referred to in this Agreement.

22.	Employment Guide

(a)

The Employment Guide is incorporated into and shall form part of this Agreement, with the exception of any provision contained therein relating to disciplinary matters and/or individual grievances, and the Executive shall at all times abide by the regulations stated in the Employment Guide.

(b) To the extent that the Employment Guide is inconsistent with the express terms of this Agreement, the express terms of this Agreement shall prevail.

23.	Data Protection

The Executive consents to the Company or any Associated Company holding and processing both electronically and manually the data it collects which relates to the

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Executive for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. The Executive also consents to the transfer of such personal information to other offices the Company may have or to an Associated Company or to other third parties whether or not outside the European Economic Area for administration purposes and other purposes in connection with the Executive’s employment where it is necessary or desirable for the Company to do so.

24.	Communication

Telephone calls made and received by the Executive using the Company’s equipment and use of the Company’s e-mail system to send or receive personal correspondence may be recorded by the Company on its communications systems. Any recordings made shall at all times remain the property of the Company and, if necessary, will be used as evidence in the case of disputes with employees or clients.

25.	Indemnity

(a)

For the purposes of this Clause 25, the following words shall have the following meanings: the “Statutes” means a reference to the Companies Act 1985, The Uncertificated Securities Regulations 2001 (SI 2001/3722), the Companies (Audit, Investigations and Community Enterprise) Act 2004 and every other statute or subsidiary legislation for the time being in force concerning companies and affecting the Company; “subsidiary” shall have the meaning set out in section 736 of the Companies Act 1985 (as amended);

(b)

Subject to the provisions of and so far as may be consistent with the Statutes, the Company irrevocably and, subject to clause 25.(e), unconditionally, undertakes and covenants with the Executive that it will indemnify and hold harmless the Executive against all costs, charges, losses, expenses and liabilities incurred by him at any time in or in connection with the following matters:-

		(i)	the actual or purported execution and/or discharge of his duties as a director of the Company;

		(ii)	the exercise or purported exercise of his powers as a director of the Company; and/or

		(iii)	otherwise in relation to or in connection with his duties, powers or office in relation to the Company,

in each case whether or not such matter occurred before, on or after the date of this Deed. In addition, the Company will similarly indemnify the Executive in relation to any duties, powers and offices in any subsidiary or other entity where the Executive acts at the Company’s written

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request as a director or officer (or, in the case of an unincorporated entity, in an analogous role) of such subsidiary or other entity.

(c)	(i)

Subject to the provisions of and so far as may be consistent with the Statutes, and subject also to (ii) and Clause 25(e) below, the Company may, at its absolute discretion, advance funds to the Executive up to such limit as it considers appropriate for the purpose of defending any criminal or civil proceedings, or for the purpose of any application for relief, in connection with the matters listed in Clause 25(b) above. The Executive shall be obliged to apply the funds so advanced for the purposes for which they are so advanced.

(ii)

Any advance of funds to the Executive under Clause (i) above shall be subject to the Executive agreeing to repay such funds, or to discharge any liability of the Company relating to the provision of such funds, not later than:

		(A)	in the event of the Executive being convicted in the proceedings, the date when the conviction becomes final;

		(B)	in the event of judgment being given against the Executive in the proceedings, the date when judgment becomes final; or

		(C)	in the event of a court refusing to grant the Executive relief on the application, the date when the refusal of relief becomes final.

The Company shall also be entitled to require the Executive immediately to repay any funds, or discharge any liability of the Company relating to the provision of any funds, if such funds are used by the Executive for a purpose other than that for which they are advanced or if the Executive breaches Clause 25(e) in any material respect.

(iii)

For the purposes of Clause (ii) above, a conviction, judgment or refusal of relief becomes final (if not appealed against) at the end of the period for bringing an appeal or (if appealed against) at the time when the appeal (or any further appeal) is disposed of and an appeal is disposed of if it is determined and the period for bringing any further appeal has determined or if it is abandoned or otherwise ceases to have effect.

(d)

The Company hereby undertakes to the Executive that at each annual renewal of the Company’s Directors and Officers Liability Insurance Policy, it will use all commercially reasonable endeavours to purchase a 72-month extended discovery period for former directors and officers provided that the cost of such policy is not unreasonable (having regard, inter alia, to the coverage afforded by

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it and the cost of any other directors and officers insurance policy taken out by the Company from time to time).

(e)

The obligation of the Company to indemnify the Executive under Clause 25.(b) and/or any agreement of the Company to advance funds to the Executive under 25(c) shall be subject to the following conditions:

(i)

the Executive shall not make any admissions, conduct any negotiations or agree to any compromise, settlement or waiver of any rights or liabilities or make any payment on account or into court or otherwise in connection with any matter to which this Clause relates, save in accordance with written instructions from the Company;

(ii)

as soon as reasonably practicable after the Executive becomes aware of any claim made or threatened in connection with a matter which is or could be the subject of a claim under the indemnity in Clause 25.2, he shall notify the Company promptly and in writing, accompanied by any known material details of such known or threatened claim;

(iii)

the Executive shall give the Company, upon request, sole conduct of any negotiations, arbitration or proceedings in connection with a matter to which this Deed relates to the extent permitted by the law applicable to the negotiations, arbitration or proceedings in question;

	(iv)	the Executive shall give full authority and discretion to the Company to take or omit to take any action it considers appropriate in connection with such matter;

(v)

the Executive shall give such reasonable assistance and co-operation (including the making of any witness statement or deposition, the giving of evidence, and the provision and procuring of all consents, documents and information within his power) as may be requested by the Company in connection with such matter; and

	(vi)	the Executive shall not make any statements to the press or any other media concerning any matter which is or could be the subject of a claim under this Clause.

26.	Governing Law

This Agreement shall be governed by and construed under English law and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

IN WITNESS whereof this Agreement has been signed by or on behalf of the parties hereto the day and year first before written.

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FIRST SCHEDULE

Chief Executive’s Role and Duties

Overall Role

To take overall responsibility for the supervision and safe conduct of the Company’s business and its profitable operation in accordance with the policies, strategies and objectives established by the Board.

Specifically

1.	To be responsible and accountable to the Chairman and the Board for the management and profitable operation of the Company.

2.	To formulate, with the executive management, clear business and financial strategies and policies which will bring about profitable growth and increase the value of the Company.

3.

To oversee the preparation of operational and marketing plans with the executive management which will ensure the highest standards of operational safety and security and which will underpin the business strategies and policies.

4.

To develop an effective management structure and put in place effective controls so that proper business, safety, security and financial practices exist and that the Company remains competent to secure the safe operation of aircraft of which it is the operator.

5.

To formulate, with the executive management, clear social and environmental policies and develop an effective management structure and put in place effective controls to ensure that the Company is aware of and discharges its social and environmental responsibilities.

6.

To lead the management of the Company by monitoring performance against agreed targets and ensuring through remedial action, as appropriate, that the goals, strategies and policies of the Company are achieved.

7.	To provide leadership advice and counsel to senior managers and supervise development programmes so as to achieve a superior performing Company.

8.	To co-ordinate the activities of all elements of the business so that together they achieve corporate objectives.

9.	To recommend and seek approval of the Remuneration Committee of the Board for executive management remuneration and incentive programmes.

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10.	To report regularly to the Board on the performance of the business so that the Board can measure performance against the policies, strategies and objectives established by the Board.

11.	To keep the Chairman informed on all matters of importance.

12.	To respond effectively to Board requests for assistance in matters relating to the Company’s business.

SIGNED by Neil Robertson	)
for and on behalf of	)	/s/ Neil Aobertson
BRITISH AIRWAYS PLC	)

SIGNED by WILLIAM WALSH
	)	/s/ William Walsh

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